Exhibit 107

Calculation of Filing Fee Table

Form S-1
Form Type

GeoVax Labs, Inc.
(Exact Name of Registrant as Specified in its Charter

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.001 par value per share (3)	457(c)	21,412,124	$1.47	$31,475,822.28	0.0000927	$2,917.81
	Total Offering Amounts					$31,475,822.28		$2,917.81
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$2,917.81

(1) This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock as reported on the Nasdaq Capital Market on June 10, 2022.

(3) Consists of (i) 9,090,910 shares of common stock issuable upon the exercise of pre-funded warrants issued in a private placement in May 2022 (the “Private Placement”), (ii) 12,121,244 shares of common stock issuable upon the exercise of preferred investment options issued in the Private Placement at an exercise price of $1.65 per share, (iii) 128,000 shares of common stock issuable upon the exercise of a warrant issued in a public offering in September 2020 at an exercise price of $5.50 per share and (iv) 72,000 shares of common stock issuable upon the exercise of a warrant issued in a public offering in February 2021 at an exercise price of $6.875 per share.

Table 2: Fee Offset Claims and Sources

Not applicable.

Table 3: Combined Prospectuses

Not applicable.